Exhibit 23.20

CONSENT OF NOMINEE FOR DIRECTOR
OF ENERGY INFRASTRUCTURE MERGER CORPORATION

I hereby consent to the reference to me under the caption "Information Concerning Energy Merger - Directors and Executive Officers" in the joint proxy statement/prospectus included in the registration statement of Energy Infrastructure Merger Corporation, as shall be filed with the U.S. Securities and Exchange Commission and any and all amendments thereto.

/s/ Dr. David Alexander Lawson, III
Name: Dr. David Alexander Lawson, III
Date: June 30, 2008